EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DIAMOND ONE, INC.

Know All Men By These Presents: That the undersigned, Fred Angelopoulos, Chief Executive Officer of Diamond One, Inc., desiring to amend and restate the corporation’s articles of incorporation, filed on October 8, 2002 (and as previously amended on February 10 and May 27, 2003), in accordance with the provisions of the laws of the State of Colorado, does hereby make, execute and acknowledge these Amended and Restated Articles of Incorporation of Diamond One, Inc., which have been approved by the corporation’s board of directors and shareholders pursuant to the requirements of the Colorado Business Corporation Act.

Article 1
Name

The name of the corporation shall be: PureDepth, Inc.

Article 2
Capital

The total number of shares of all classes of capital stock that the corporation shall have authority to issue is 200,000,000 of which 10,000,000 shall be shares of preferred stock, $.01 par value per share, and 190,000,000 shall be shares of common stock, $.001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each class shall be as follows:

(a) Shares of Preferred Stock. The board of directors may divide and issue the shares of preferred stock in series and fix the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by the Colorado Business Corporation Act. Shares of preferred stock of each series, when issued, shall be designated to distinguish them from the shares of all other series.

(b) Shares of Common Stock. The rights of holders of shares of common stock to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the corporation shall be subject to the preferences, limitations and relative rights of the shares of preferred stock fixed in the resolution or resolutions which may be adopted from time to time by the board of directors of the corporation providing for the issuance of one or more series of shares of preferred stock.

The capital stock, after the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation. Any stock of the corporation may be issued for money, property, services rendered, labor done, cash advances for the corporation or for any other assets of value in accordance with the action of the board of directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and non-assessable.

Article 3
Term

The corporation shall have perpetual existence.

Article 4
Board of Directors

The governing board of this corporation shall be known as the board of directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the bylaws of this corporation, provided that the number of directors shall not be reduced to less than one.

Article 5
Incorporator

The name and post office address of the corporation’s incorporator, at the time the corporation’s original articles of incorporation were filed, was as follows:

Patricia Cudd
12241 West 49th Avenue, Suite #1-A
Wheat Ridge, Colorado 80033

Article 6
Indemnification

Each director and officer of the corporation shall be indemnified by the corporation to the full extent permitted by the Colorado Business Corporation Act, subject to any provisions or procedures therefor contained in the corporation’s bylaws.

Article 7
Principal Office; Registered Office and Agent

The initial registered and principal office of the corporation at the time of its initial incorporation was located at 12441 West 49th Avenue, Suite #1-A, Wheat Ridge, Colorado 80033, and the initial registered agent of the corporation at such address was Patricia Cudd.

Article 8
Certain Shareholder Rights

No shareholder in the corporation shall have the preemptive right to subscribe to any or all additional issues of stock and/or other securities of any or all classes of this corporation or securities convertible into stock or carrying stock purchase warrants, options or privileges by virtue of their status as a shareholder of the corporation.

Cumulative voting shall not be allowed.

Article 9
Shareholder Action in Writing

The corporation’s shareholders may take action in writing, in lieu of a meeting, signed by shareholders holding shares the voting power of which equals that which would be required to take such action at a meeting of the corporation’s shareholders at which all shareholders entitled to vote were present.

Article 10
Limitation of Liability

No director shall be personally liable to the corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under the Colorado Business Corporation Act, or any amendment thereto or successor provision thereto, and except for any matter in respect of which such director shall be liable by reason that he or she (i) has breached his or her duty of loyalty to the corporation or its shareholders, (ii) has not acted in good faith or, in failing to act, has not acted in good faith, (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) has derived an improper personal benefit. Neither the amendment nor repeal of this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, the undersigned has set his hand on this 9th day of May, 2006.

/s/ Fred Angelopoulos
Fred Angelopoulos, Chief Executive Officer